As filed with the Securities and Exchange Commission on February 14, 2023.

Registration Statement No. 333-268022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nava Health MD, INC.*

(Exact name of registrant as specified in its charter)

Delaware	8011
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

9755 Patuxent Woods Drive Suite 100

Columbia, MD 21046

Telephone: (410) 910-6156

(Address and telephone number of registrant’s principal executive offices)

Bernaldo Dancel

9755 Patuxent Woods Drive, Suite 100

Columbia, Maryland 21046

Telephone: (410) 910-6156

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric R. Smith, Esq.	Thomas J. Poletti, Esq.
Rachel M. Jones, Esq.	Veronica Lah, Esq.
Venable LLP	Manatt, Phelps & Phillips, LLP
750 East Pratt Street	695 Town Center Drive
Suite 900	14th Floor
Baltimore, MD 21202	Costa Mesa, CA 92646
Tel: (410) 244-7400	Tel.: (714) 371-2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company; or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

After completion of this offering, Ascend One Corporation will continue to control a majority, 68.2%, of the voting power of our outstanding common stock and Bernaldo Dancel, our President and Chief Executive Officer, through beneficial ownership of outstanding shares of common stock, will continue to control a majority, 69.8%, of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and are eligible for certain exemptions from these rules, though we do not intend to rely on any such exemptions. See “Risk Factors — We will be a ‘controlled company’ within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” on page 37 for more information.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-268022) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 5 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid

SEC registration fee	$1,924.64
FINRA filing fee	$3,087.50
The Nasdaq Capital Market initial listing fee	$50,000.00
Transfer agent and registrar fees	$19,000.00
Accounting fees and expenses	$83,200.00
Legal fees and expenses	$900,000.00
Printing and engraving expenses	$48,000.00
Miscellaneous	$5,000.10
Total	$1,110,212.14

Item 14. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our Charter obligates us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Charter and Bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement *

1.2	Form of Representative’s Warrant*

3.1	Form of Articles of Incorporation of Nava Health MD, Inc., as currently in effect*

3.2	Form of Bylaws of Nava Health MD, Inc., as currently in effect*

5.1	Opinion of Counsel (Venable LLP)**

10.1	Management Services Agreement, by and between Nava Health MD, LLC and Nava Health Medical Group, LLC, as amended*

10.2	Professional Services Agreement, by and between Nava Health MD, LLC and Ascend One Corporation, as amended*

10.3	Membership Transfer Restriction Agreement with Dr. Lord, as amended* (a portion of this exhibit has been omitted)

10.4	Award Grant Agreement, dated May 21, 2021, with Robert Coen+* (a portion of this exhibit has been omitted)

10.5	Assignment Agreement, dated June 20, 2021, with Dr. Lord*

10.6	Award Grant Agreement, dated May 21, 2021, with Brock Dean+* (a portion of this exhibit has been omitted)

10.7	Form of Equity Compensation Plan, dated , 2023+*

10.8	Form of Executive Employment Agreement+*

10.9	Form of Indemnification Agreement*

10.10	Lease Agreement, dated June 20, 2016, by and between Ascend One Corporation and LSOP 3 MD 3, LLC*

10.11	Professional Services Agreement, by and between Nava Management, LLC and St Ends Management, LLC* (a portion of this exhibit has been omitted)

Exhibit No.	Description

21.1	Subsidiaries of Nava Health MD, Inc.*

23.1	Consent of M&K CPAs, PLLC*

23.2	Consent of Venable LLP (Included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature page of this Form S-1)

99.1	Consent of Bernaldo Dancel to be Named as Director Nominee*

99.2	Consent of Richard Kohr to be Named as Director Nominee*

99.3	Consent of Larry Letow to be Named as Director Nominee*

99.4	Consent of Michael Locksley to be Named as Director Nominee*

99.5	Consent of Douglas Lord to be Named as Director Nominee*

99.6	Consent of Earl Scott to be Named as Director Nominee*

99.7	Consent of Steven Snelgrove to be Named as Director Nominee*

107	Filing Fee Exhibit*

*            Previously Filed

** Filed Herewith

+            Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	Rule 415 Offering. The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	The undersigned hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Columbia, State of Maryland, on the 14th day of February, 2023.

NAVA HEALTH MD, INC.

By:	/s/ Bernaldo Dancel
Name:	Bernaldo Dancel
Title:	Director, Chief Executive Officer